Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2011 SECOND QUARTER RESULTS

ARMONK, NY, August 11, 2011 — VISANT CORPORATION today announced results for its second fiscal quarter ended July 2, 2011, including consolidated net sales of $493.1 million, compared to $499.1 million for its second quarter ended July 3, 2010, a decrease of approximately 1%. In addition, Visant reported consolidated net income of $60.6 million for the second quarter of 2011 compared to net income of $92.2 million for the second quarter of 2010. This decrease was primarily attributable to higher interest expense at Visant Corporation resulting from the recapitalization in September 2010 of Visant’s and Visant Holding Corp.’s indebtedness. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $191.2 million for the second fiscal quarter of 2011, a decrease of $7.6 million compared to consolidated Adjusted EBITDA of $198.8 million for the second fiscal quarter of 2010.

For the first six months of fiscal year 2011, consolidated net sales were $743.9 million, a decrease of 3% compared to $765.1 million for the first six months of fiscal year 2010. Consolidated net income decreased to $42.1 million during the first six months of fiscal year 2011 compared to net income of $97.6 million for the comparable period in fiscal year 2010, with the decrease primarily attributable to higher interest expense as a result of the 2010 recapitalization. Consolidated Adjusted EBITDA totaled $240.0 million for the first six months of fiscal year 2011, a decrease of 4% compared to Adjusted EBITDA of $250.9 million for the comparable period in fiscal year 2010.

Net sales for the Scholastic segment were $135.7 million for the second fiscal quarter of 2011, an increase of 3% compared to $131.7 million for the second fiscal quarter of 2010. This increase was primarily attributable to higher volume and prices in our jewelry products.

Net sales for the Memory Book segment were $268.8 million for the second fiscal quarter of 2011, a decrease of 3% compared to $276.9 million for the second fiscal quarter of 2010. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $1.8 million, or 2%, to $88.7 million from $90.5 million for the second fiscal quarter of 2010. This decrease was primarily attributable to lower volume in our publishing services operations offset by the impact of higher sampling sales including sales from the company’s acquisition of Color Optics, Inc. completed on April 4, 2011.

The Scholastic segment reported Adjusted EBITDA of $30.0 million, a decrease of $0.8 million compared to $30.8 million for the second fiscal quarter of 2010. This decrease was primarily due to higher precious metal costs.

Adjusted EBITDA for the Memory Book segment was $141.7 million, a decrease of $3.2 million compared to $144.9 million for the second fiscal quarter of 2010. This decrease was primarily attributable to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $19.5 million, a decrease of $3.6 million compared to $23.1 million for the second fiscal quarter of 2010. This decrease was primarily due to lower volume in our publishing services operations.

Net sales of our Scholastic segment for the six months ended July 2, 2011 increased by $2.6 million, or 1%, to $292.0 million compared to $289.4 million for the six months ended July 3, 2010. This increase was primarily attributable to higher volume and prices in our jewelry products.

Net sales for the Memory Book segment were $274.4 million for the six-month period ended July 2, 2011, a decrease of 3%, compared to $283.7 million for the six-month period ended July 3, 2010. This decrease was primarily attributable to lower volume.

Net sales of the Marketing and Publishing Services segment decreased $14.5 million, or 8%, to $177.5 million for the first six months of fiscal 2011 compared to $192.0 million during the first six months of fiscal 2010. This decrease was primarily attributable to lower volume in our publishing services operations offset by the impact of higher sampling sales including those from the acquisition of Color Optics.

For the six months ended July 2, 2011, the Scholastic segment reported Adjusted EBITDA of $63.9 million, an increase of $1.4 million, or 2%, compared to $62.5 million for the prior year comparative period. The increase was primarily due to the impact of cost reduction initiatives.

Our Memory Book segment reported Adjusted EBITDA of $136.5 million for the six months ended July 2, 2011, a decrease of $2.8 million, or 2%, compared to $139.3 million for the six months ended July 3, 2010. This decrease was primarily due to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $39.6 million for the six months ended July 2, 2011, a decrease of $9.6 million, or 19%, compared to $49.2 million for the prior year comparative period. This decrease was primarily due to lower volume in our publishing services operations.

As of July 2, 2011, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $2,004.8 million, including $14.2 million of capital lease and equipment financing obligations and exclusive of original issue discount of $22.1 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of July 2, 2011 totaled $53.0 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 1, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales	$493,148	$499,073	$743,886	$765,102
Cost of products sold	205,715	201,708	325,618	330,519

Gross profit	287,433	297,365	418,268	434,583
Selling and administrative expenses	129,200	135,064	245,885	248,939
(Gain) loss on disposal of fixed assets	(364)	577	(425)	506
Special charges (1)	8,751	922	11,514	2,388

Operating income	149,846	160,802	161,294	182,750
Interest expense, net (2)	39,626	13,782	82,225	27,303

Income before income taxes	110,220	147,020	79,069	155,447
Provision for income taxes	49,669	54,788	36,992	57,812

Net income	$60,551	$92,232	$42,077	$97,635

Adjusted EBITDA (3)	$191,220	$198,827	$240,008	$250,941

Adjusted EBITDA Reconciliation:

In thousands
Net income	$60,551	$92,232	$42,077	$97,635
Interest expense, net (2)	39,626	13,782	82,225	27,303
Provision for income taxes	49,669	54,788	36,992	57,812
Depreciation and amortization expense	26,607	25,592	53,072	51,656

EBITDA	176,453	186,394	214,366	234,406

Special charges (1)	8,751	922	11,514	2,388
Costs of legal proceedings and associated resolution (4)	—	8,280	—	9,026
(Gain) loss on disposal of fixed assets	(364)	577	(425)	506
Stock-based compensation (5)	3,367	—	5,879	—
Costs related to term loan facility repricing (6)	18	—	3,809	—
Other (7)	2,995	2,654	4,865	4,615

Adjusted EBITDA (3)	$191,220	$198,827	$240,008	$250,941

(1)	Special charges for the second fiscal quarter ended July 2, 2011 included $6.3 million of costs in the Memory Book segment, consisting of $4.1 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of certain facilities. Special charges for the quarter in the Scholastic segment included $1.3 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations. Also included in special charges for the second fiscal quarter ended July 2, 2011 were $1.1 million of costs in the Marketing and Publishing Services segment consisting of $0.4 of severance and related benefit costs and $0.7 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility.

Special charges for the six months ended July 2, 2011 included $6.6 million of costs in the Memory Book segment, consisting of $4.4 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of certain facilities. Special charges for the six-month period in the Scholastic segment included $2.1 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations. Also included in special charges for the six months ended July 2, 2011 were $2.8 million of costs in the Marketing and Publishing Services segment consisting of $0.7 of severance and related benefit costs and $2.1 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility.

Special charges for the second fiscal quarter ended July 3, 2010 included $0.4 million and $0.2 million of severance and related benefit costs for headcount reductions related to cost reduction initiatives in the Memory Book and Scholastic segments, respectively. Also included in special charges for the second fiscal quarter ended July 3, 2010 were $0.3 million of costs associated with reductions in force in our Marketing and Publishing Services segment.

Special charges for the six months ended July 3, 2010 included $1.0 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included were $0.8 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.1 million of non-cash asset impairment charges.

(2)	Reflects the recapitalization of Visant Holding Corp. and Visant Corporation in September 2010 pursuant to which the indebtedness previously held at Visant Holding Corp. and Visant was refinanced. All secured and unsecured indebtedness is now held and serviced solely at Visant Corporation.

(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(4)	Reflects non-recurring costs incurred in 2010 in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and actions taken to resolve such matters. These costs were included in selling and administrative expenses in 2010.

(5)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of stock-based compensation expense.

(6)	Reflects costs incurred in the repricing of Visant’s outstanding senior secured term loan facility which was completed on March 1, 2011. These costs were included in selling and administrative expenses.

(7)	Other charges for the quarter ended July 2, 2011 included $1.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities, $0.9 million of management fees, $0.5 million of consulting fees and $0.6 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 2, 2011 included $1.8 million of management fees, $1.1 million of consulting fees, $1.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities, and $1.0 million of other costs that are non-recurring in nature.

Other charges for the quarter ended July 3, 2010 included $0.9 million of management fees, $0.6 million of acquisition-related costs, $0.4 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities and $0.7 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 3, 2010 included $1.7 million of management fees, $0.8 million of acquisition-related costs, $1.4 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities and $0.7 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	July 2, 2011	July 3, 2010	$ Change	% Change
Net sales
Scholastic	$135,684	$131,688	$3,996	3%
Memory Book	268,834	276,900	(8,066)	(3%)
Marketing and Publishing Services	88,653	90,486	(1,833)	(2%)
Inter-segment eliminations	(23)	(1)	(22)	NM

	$493,148	$499,073	$(5,925)	(1%)

Adjusted EBITDA
Scholastic	$29,961	$30,834	$(873)	(3%)
Memory Book	141,718	144,883	(3,165)	(2%)
Marketing and Publishing Services	19,541	23,110	(3,569)	(15%)

	$191,220	$198,827	$(7,607)	(4%)

Adjusted EBITDA margin	38.8%	39.8%

NM = not meaningful

	Six months ended
In thousands	July 2, 2011	July 3, 2010	$ Change	% Change
Net sales
Scholastic	$291,966	$289,405	$2,561	1%
Memory Book	274,406	283,688	(9,282)	(3%)
Marketing and Publishing Services	177,543	192,028	(14,485)	(8%)
Inter-segment eliminations	(29)	(19)	(10)	NM

	$743,886	$765,102	$(21,216)	(3%)

Adjusted EBITDA
Scholastic	$63,944	$62,516	$1,428	2%
Memory Book	136,493	139,270	(2,777)	(2%)
Marketing and Publishing Services	39,571	49,155	(9,584)	(19%)

	$240,008	$250,941	$(10,933)	(4%)

Adjusted EBITDA margin	32.3%	32.8%

NM = not meaningful